       COVER

EXHIBIT 99(D)
CHICAGO AND NORTH WESTERN
RAILWAY COMPANY
PROFIT SHARING AND RETIREMENT
SAVINGS PROGRAM

Financial Statements as of and for the
Years Ended December 31, 1997 and 1996,
Supplemental Schedules as of and for
the Year Ended December 31, 1997
and Independent Auditors' Report


       INDEX

CHICAGO AND NORTH WESTERN RAILWAY COMPANY
PROFIT SHARING AND RETIREMENT SAVINGS PROGRAM

TABLE OF CONTENTS


                                                              Page

INDEPENDENT AUDITORS' REPORT                                   1

FINANCIAL STATEMENTS AS OF DECEMBER 31, 1997 AND 1996
 AND FOR THE YEARS THEN ENDED:

  Statements of Net Assets Available for Benefits              2

  Statements of Changes in Net Assets Available for Benefits   3

  Notes to Financial Statements                               4-9



SUPPLEMENTAL SCHEDULES AS OF DECEMBER 31, 1997 AND FOR THE
 YEAR THEN ENDED:

  Item 27a - Schedule of Assets Held for Investment Purposes  10

  Item 27d - Schedule of Reportable Transactions              11






Additional supplemental schedules required by the Employee
Retirement Income Security Act of 1974 are disclosed separately in Master Trust reports filed with the Department of Labor or are omitted because of the absence of the conditions under which they are required.

INDEPENDENT AUDITORS' REPORT

Chicago and North Western Railway Company
Profit Sharing and Retirement Savings Program Committee

We have audited the accompanying statements of net assets available for benefits of the Chicago and North Western
Railway Company Profit Sharing and Retirement Savings
Program (the Program) as of December 31, 1997 and 1996, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Program's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Program as of December 31, 1997 and 1996, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules listed in the Table of Contents are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These schedules are the responsibility of the Program's management. Such schedules have been subjected to the auditing procedures applied in the audit of the basic 1997 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.



DELOITTE & TOUCHE LLP

Omaha, Nebraska
June 3, 1998

CHICAGO AND NORTH WESTERN RAILWAY COMPANY
PROFIT SHARING AND RETIREMENT SAVINGS PROGRAM

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 1997 AND 1996


                                                    1997        1996
ASSETS

INVESTMENTS, at fair value (Notes 3, 5 and 10)  $124,517,334   $101,413,931

INVESTMENTS, at contract value (Notes 3, 6
  and 10):
    Investment contract with insurance company    32,803,511     37,737,581
                                                ------------   ------------
NET ASSETS AVAILABLE FOR BENEFITS               $157,320,845   $139,151,512
                                                ============   ============

 The accompanying notes are an integral part of these financial statements.

CHICAGO AND NORTH WESTERN RAILWAY COMPANY
PROFIT SHARING AND RETIREMENT SAVINGS PROGRAM

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                      1997        1996

ADDITIONS TO NET ASSETS ATTRIBUTABLE TO:
  Investment income (Note 10):
    Net appreciation in fair value of investments
      (Note 5)                                    $ 10,609,206  $ 12,828,800
        Interest and dividends                      15,912,788    10,287,291
                                                  ------------  ------------
           Total Additions                          26,521,994    23,116,091
                                                  ------------  ------------
DEDUCTIONS FROM NET ASSETS ATTRIBUTABLE TO:
  Distributions to participants (Note 10)            8,352,661    27,923,207
                                                  ------------  ------------
TRANSFERS TO SUPPLEMENTAL PENSION PLAN                    -           22,264
                                                  ------------  ------------
NET INCREASE (DECREASE)                             18,169,333    (4,829,380)

NET ASSETS AVAILABLE FOR BENEFITS:
  Beginning of Year                                139,151,512   143,980,892
                                                  ------------  ------------
  End of Year                                     $157,320,845  $139,151,512
                                                  ============  ============

The accompanying notes are an integral part of these financial statements.

CHICAGO AND NORTH WESTERN RAILWAY COMPANY
PROFIT SHARING AND RETIREMENT SAVINGS PROGRAM

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1997 AND 1996


1. DESCRIPTION OF PROGRAM

   The following description of the Chicago and North
   Western Railway Company Profit Sharing and Retirement
   Savings Program (the Program), prior to the adoption of amendments as described in Note 2, provides only general information. Participants should refer to the Program document for a more complete description of the Program's provisions.

   General - The Program was initially established to provide retirement benefits to eligible employees of Chicago and North Western Railway Company (the Company) and other common control employers who adopt the Program. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

   Participant Accounts - Each participant account is credited with the participant's contributions and an allocation of the Program's earnings. Allocations are based on participant account balances and the funds in which the participant has elected to invest his/her accounts.

   Vesting - Effective January 1, 1995, participants were fully vested in amounts credited to their account.

   Investment Options - Upon enrollment in the Program, a participant may have directed employee contributions in any of ten funds (Note 2).

    Union Pacific Common Stock Fund - Funds are primarily invested in common stock of Union Pacific.

    Union Pacific Equity Fund - Funds are primarily invested in shares of a registered investment company that invests in common stocks in a manner designed to closely track the investment performance of the Standard and Poor's 500 Composite Stock Index.

    Union Pacific Fixed Income Fund - Funds are primarily invested in guaranteed investment contracts held with insurance companies rated at least A-1 by Standard and Poors. Funds are also invested in a registered investment company that invests in guaranteed investment contracts.

    Vanguard/Windsor Fund - Funds are invested in shares of a registered investment company that invests in common stocks.

    Vanguard/Wellington Fund - Funds are invested in shares of a registered investment company that invests in common stocks and fixed income securities.

    Vanguard Money Market Reserves Prime Portfolio(VMMR
    Prime Portfolio) - Funds are invested in shares of a registered investment company that invests in high quality certificates of deposit, bankers' acceptances, commercial paper, U.S. Government Securities, and other short-term obligations with the objective of preserving principal while providing income.

    Vanguard U.S. Growth Fund - Funds are invested in shares of a registered investment company that invests in the common stock of established U.S. growth companies.

    Vanguard International Growth Portfolio Fund - Funds are invested in shares of a registered investment company that invests in foreign common stocks with high growth potential.

    Vanguard Bond Index Fund - Total Bond Market Portfolio
    - Funds are invested in shares of a registered investment company that invests in fixed income securities in a manner which is designed to closely track the investment performance of the Lehman Brothers
    Aggregate Bond Index.

    Northwestern National Life Insurance Company (NWNL)
    Guaranteed Investment Contract (GIC) - Fund is invested in an investment contract with NWNL.

   Payment of Benefits - Under the terms of the Program, benefits are to be paid in the form of a joint and survivor annuity. Assets of a participant's account may, as determined by the participant (with spousal consent when required), be paid to him/her in a lump sum or in installments. In order to provide a joint and survivor annuity (or single life annuity where spousal consent is obtained or there is no spouse) assets of the participant's account are transferred to the Chicago and North Western Railway Company Supplemental Pension Plan for payment of the annuity. The annuity may, at the option of the Program administrator, be purchased from a third party institution or paid from the assets of the Supplemental Pension Plan.

2. PROGRAM AMENDMENTS

   Effective October 24, 1995, the Program was amended such that, the Program was frozen effective December 31, 1995. No new participants were allowed in the Program after December 31, 1995. Except for contributions made in 1996 with respect to 1995 in the customary manner of the Prior Program as in effect during 1995, there will be no contributions made to the Program after December
   31, 1995.

   Effective July 15, 1996, the Program was amended and restated. Program investment options were increased from four to ten. The ten available options are the Union Pacific Common Stock Fund (Company Stock), the
   Union Pacific Equity Fund (Equity Index), the Union
   Pacific Fixed Income Fund (Fixed Income), the Vanguard
   Bond Index Fund - Total Bond Market Portfolio (Bond
   Index), the Vanguard Market Reserves - Prime Portfolio
   Fund (VMMR Prime Portfolio), the Vanguard/Wellington
   Fund (Wellington), the Vanguard U.S. Growth Fund (U.S.
   Growth), the Vanguard International Growth Portfolio
   Fund (International Growth), the Vanguard/Windsor Fund
   (Windsor) and the NWNL Guaranteed Investment Contract
   Fund (NWNL GIC). In conjunction with the amendment and restatement, Program assets, except for the investment contract with an insurance company, were transferred to Vanguard Fiduciary Trust Company under a Master Trust
   Agreement.

   Loans to Participants - Effective September 1, 1996, participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their account balance. Loan transactions are treated as a transfer to (from) the investment fund from (to) the Loan Fund. Loan terms range from 1-5 years or up to 15 years for the purchase of a principal residence. The loans are secured by the balance in the participant's account and bear interest at a rate commensurate with local prevailing rates as determined quarterly by the Program administrator.
   Interest rates on loans currently outstanding range from 8.25% to 8.50%. Principal and interest is paid ratably, generally through monthly payroll deductions.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Basis of Accounting - The financial statements of the Program have been prepared under the accrual method of accounting. The financial statements were prepared in accordance with the financial reporting requirements of ERISA as permitted by the Securities and Exchange
   Commission's amendments to Form 11-K adopted during 1990.

   Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
   Actual results could differ from those estimates.

   Investment Valuation and Income Recognition - The
   Program's investments are stated at fair value except for its investment contract with an insurance company which is valued at contract value (Note 7). If available, quoted market prices are used to value investments. The amounts shown in Note 5 for securities that have no quoted market price represent estimated fair value as determined by Vanguard Fiduciary Trust
   Company. Purchases and sales of securities are recorded on the trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend basis.

   Payment of Benefits - Benefits are recorded when paid.

   Administrative Expenses - The Program is administered by the Senior Vice President, Human Resources, of the Union
   Pacific Corporation. All administrative expenses of the Program with the exception of investment management fees are paid by the Company. Investment management fees are paid by the Program.

   Reclassifications - Certain 1996 amounts have been reclassified to conform to the 1997 financial statement presentation.

4. RESOURCES STOCK FUND

   In September 1996, the Company's Board of Directors declared a special dividend consisting of the shares of Union Pacific Resources Group Inc. ("Resources") common stock owned by the Company ("the Spin-Off"). As a result of the Spin-Off, each of the Company's stockholders received 0.846946 of a share of Resources common stock for each share of Company common stock held by such stockholders at the September 26, 1996 record date for the distribution. Therefore, each Program participant's account received 0.846946 of a share of Resources common stock for each share of Company common stock held in the account. The shares received have been placed in the Resources Stock Fund ("Resources
   Stock"). Future contributions to Resources Stock are not permitted.

5. INVESTMENTS

   The following table presents the fair value of investments:

                                                December 31,
                                             1997           1996
Investments at Fair Value as Determined
  by Quoted Market Price:
    Master Trust                        $119,455,791   $ 98,213,504

Investments at Estimated Fair Value:
  Master Trust                             5,061,543      3,200,427
  NWNL GIC                                32,803,511     37,737,581
                                        ------------   ------------
                                        $157,320,845   $139,151,512
                                        ============   ============

   During 1997 and 1996, the Program's investments
   (including investments bought, sold, and held during the year) appreciated (depreciated) in value by $10,609,206 and $12,828,800, respectively, as follows:

                                          Year Ended December 31,
Net Change in Fair Value                     1997          1996

Investments at Fair Value as Determined by
  Quoted Market Price:
    Master Trust                         $10,601,756   $12,847,585

Investments at Estimated Fair Value:
  Master Trust                                 7,450       (12,299)
  NWNL GIC                                      -           (6,486)
                                         -----------   -----------
Net Change in Fair Value                 $10,609,206   $12,828,800
                                         ===========   ===========
6. MASTER TRUST

   The assets comprising the Master Trust are presented in the following table:

                                                December 31,
                                             1997           1996

Common Stock                            $180,366,490    $189,870,983
Mutual Funds                             449,880,397     276,457,039
Guaranteed Investment Contracts          201,246,115      93,697,351
Participant Loans                         18,826,627      17,565,878
                                        ------------    ------------
                                        $850,319,629    $577,591,251
                                        ============    ============

   Total interest and dividends of the Master Trust were $42,436,033 and $24,861,387 for the years ended December
   31, 1997 and 1996, respectively. During 1997 and 1996, the Master Trust's investments (including investments bought, sold, and held during the year) appreciated in value by $51,517,049 and $96,600,069, respectively, as follows:

                                                December 31,
Net appreciation (depreciation)              1997           1996

  Common Stocks                            $(2,627,738)   $58,743,085
  Mutual Funds                              54,009,125     37,932,780
  Guaranteed Investment Contracts              135,662        (75,796)
                                           -----------    -----------
                                           $51,517,049    $96,600,069
                                           ===========    ===========

   At December 31, 1997 and 1996, the Program held percentage interests in the Master Trust of 14.6% and 17.6%, respectively. Assets, liabilities, investment income, and security gains and losses are allocated monthly to the Program based on its equity in the investments of the Master Trust.

7. INVESTMENT CONTRACT WITH INSURANCE COMPANY

   The Program has entered into a benefit responsive investment contract with Northwestern National Life
   Insurance Company (Northwestern National). This contract is included in the financial statements at contract value, which approximates fair value. Contract value represents contributions made under the contract, plus earnings, less Program withdrawals and administrative expenses. Northwestern National maintains the contributions in a pooled account. The crediting interest rate under this contract at December
   31, 1997 and 1996, and for the years then ended was 6.5% and 7.0%, respectively. Under this contract a penalty may be incurred for early withdrawal from the contract by the Program sponsor, Program termination and various other employer initiated events.

8. TAX STATUS

   The Program obtained a tax determination letter dated
   April 16, 1996, in which the Internal Revenue Service stated that the Program, as amended through October 24, 1995, was in compliance with the applicable requirements of the Internal Revenue Code (the Code). The Program has been amended since receiving the determination letter. However, Program management believes that the program currently is being operated in compliance with the applicable requirements of the Internal Revenue
   Code. With respect to the operation of the Program, Program management is aware of certain operational defects which could adversely affect the tax exempt status of the Program. These operational defects will be corrected through the use of the Voluntary Compliance
   Resolution (VCR) program. Submissions to the VCR program were made on September 23, 1996, February 26,
   1997 and February 11, 1998. Compliance statements were received on February 5, 1997, October 30, 1997 and June
   11, 1998, respectively. Therefore, no provision for income taxes has been included in the Program's financial statements.

9. PROGRAM TERMINATION

   Although it has not expressed any intent to do so, the Company has the right under the Program at any time, to terminate the Program subject to the provisions of ERISA. Regardless of such actions, the principal and income of the Program remains for the exclusive benefit of the Program's participants and beneficiaries. The
   Company may direct the Trustee either to distribute the Program's assets to the participants, or to continue the Trust and distribute benefits as though the Program had not been terminated.

10.FUND INFORMATION

   Net assets available for benefits, participant contributions, withdrawals and investment income by fund are as follows as of and for the years ended December
   31, 1997 and 1996:

                                                   1997         1996
Net assets available for benefits:
  Union Pacific Common Stock Fund              $  1,036,046  $    653,871
  Union Pacific Equity Fund                      35,098,131    27,110,164
  Union Pacific Fixed Income Fund                 2,681,004     1,482,186
  Vanguard Bond Index Fund - Total Bond Market
    Portfolio                                       238,257           169
  Vanguard Money Market Reserves Prime              624,840       304,040
Portfolio
  Vanguard/Wellington Fund                        3,243,208       777,296
  Vanguard U.S. Growth Fund                       2,004,614     1,436,948
  Vanguard International Growth Portfolio Fund      985,909       371,142
  Vanguard/Windsor Fund                          76,732,277    67,652,196
  NWNL GIC                                       32,803,511    37,737,581
  Resources stock                                   117,349       211,718
  Loan Fund                                       1,755,699     1,414,201
                                               ------------  ------------
        Total                                  $157,320,845  $139,151,512
                                               ============  ============

                                                   1997         1996
Distributions to participants
  Union Pacific Common Stock Fund              $       548  $      -
  Union Pacific Equity Fund                      1,293,010      277,582
  Union Pacific Fixed Income Fund                    4,466         -
  Vanguard Bond Index Fund - Total Bond Market
    Portfolio                                          175         -
  Vanguard Money Market Reserves Prime              12,199       17,424
Portfolio
  Vanguard/Wellington Fund                           1,780         -
  Vanguard U.S. Growth Fund                            253         -
  Vanguard International Growth Portfolio Fund       1,409         -
  Vanguard/Windsor Fund                          3,125,987      714,074
  NWNL GIC                                       3,816,693    1,259,788
  Resources stock                                     -            -
  Loan Fund                                         96,141         -
  Fund B                                              -      13,724,297
  Fund C                                              -      11,844,618
  Fund D and E                                        -          85,424
                                               -----------  -----------
        Total                                  $ 8,352,661  $27,923,207
                                               ===========  ===========
Investment income:
  Union Pacific Common Stock Fund              $    88,452  $   116,708
  Union Pacific Equity Fund                      8,848,307    4,083,412
  Union Pacific Fixed Income Fund                  177,428       13,144
  Vanguard Bond Index Fund - Total Bond
    Market Portfolio                                11,837          181
  Vanguard Money Market Reserves Prime
    Portfolio                                       26,264        7,941
  Vanguard/Wellington Fund                         368,986       38,184
  Vanguard U.S. Growth Fund                        368,771       55,671
  Vanguard International Growth Portfolio Fund      14,189       14,216
  Vanguard/Windsor Fund                         14,393,833   10,918,491
  NWNL GIC                                       2,121,962      993,921
  Resources stock                                  (31,818)       3,873
  Loan Fund                                        133,783       22,975
  Fund B                                            -         4,885,681
  Fund C                                            -         1,905,907
  Fund D and E                                      -            55,786
                                               -----------  -----------
        Total                                  $26,521,994  $23,116,091
                                               ===========  ===========
11.RELATED PARTY TRANSACTIONS

   Program investments include the Union Pacific Common
   Stock Fund which is invested primarily in the common stock of Union Pacific Corporation. Union Pacific
   Corporation is the holding company of the Program sponsor and, therefore, these transactions qualify as party-in-interest transactions.

   The Program also invests in various funds managed by Vanguard Fiduciary Trust Company and LaSalle National
   Trust. Vanguard Fiduciary Trust Company is the Trustee as defined by the Program and LaSalle National Trust was the Program Trustee prior to the appointment of Vanguard
   Fiduciary Trust Company and, therefore, the related transactions qualify as party-in-interest transactions.


CHICAGO AND NORTH WESTERN RAILWAY COMPANY
PROFIT SHARING AND RETIREMENT SAVINGS PROGRAM

Item 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
DECEMBER 31, 1997



            Column B                       Column C            Column D     Column E

                                  Description of Investment,
                                  Including Collateral, Rate
                                              of
  Identity of Issue, Borrower,     Interest, Maturity Date                   Current
    Lessor or Similar Party           or Maturity Value          Cost         Value
Northwestern National Life
  Insurance Company Contract No. Group annuity contract fund
  GA-135969-1-001                  32,803,511 shares          $32,803,511   $32,803,511



CHICAGO AND NORTH WESTERN RAILWAY COMPANY
PROFIT SHARING AND RETIREMENT SAVINGS PROGRAM

Item 27d - SCHEDULE OF REPORTABLE TRANSACTIONS
YEAR ENDED DECEMBER 31, 1997



Single Transactions Involving
an Amount in
  Excess of 5% of the Current
     Value of Program Assets:


          Column A                    Column B          Column C   Column D  Column G    Column H   Column I

                                                                                         Current
                                                                                          Value
                                                                                       of Asset on
         Identity of                                    Purchase   Selling    Cost of  Transaction  Net Gain
       Party Involved           Description of Asset     Price      Price      Asset       Date        or
                                                                                                     (Loss)
Northwestern National Life
  Insurance Company, Contract Group annuity contract
  #GA-13569-1-001               fund                    $2,122,698 $     -    $     -     $2,122,698   $  -

Northwestern National Life
  Insurance Company, Contract Group annuity contract
  #GA-13569-1-001               fund                    $     -    $7,056,768 $7,056,768  $7,056,768   $  -
